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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                          ---------------------------


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (date of earliest event reported): September 8, 2004
                                                         -----------------


                                CBRL GROUP, INC.


  Tennessee                           0-25225                       62-1749513
-------------                       -----------                   --------------
(State or Other               (Commission File Number)          (I.R.S. Employer
Jurisdiction of                                              Identification No.)
Incorporation)

                  305 Hartmann Drive, Lebanon, Tennessee 37087

                                 (615) 444-5533


Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR.13e-4(c))

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

Item 2.02.  Results of Operations and Financial Condition.

     On September 9, 2004, CBRL Group, Inc. issued the press release that is furnished as Exhibit 99.1 to this Current Report on Form 8-K, which by this reference is incorporated herein as if copied verbatim, with respect to fourth quarter and year-end results, current sales trends, earnings guidance for the first fiscal quarter and fiscal 2005, other information and the conference call to be held to discuss this information.


Item 7.01.  Regulation FD Disclosure.

     The information set forth in Item 2.02 above is incorporated by reference as if fully set forth herein.

     On September 8, 2004, Cracker Barrel Old Country Store, Inc. ("Cracker Barrel"), a wholly owned subsidiary of CBRL Group, Inc. (the "Company"), reached agreement in principle to settle certain litigation pending against Cracker Barrel. Final settlement documentation has been negotiated and upon receiving appropriate signatures, which is expected to occur within the next few weeks, dismissals with prejudice will be entered in the litigation in question.

     The litigation being resolved by the announced settlements has been previously described in the Company's reports filed with the Commission. See
Part II, Item 1 of the Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2004 filed with the Commission on June 2, 2004. The litigation being resolved consists of:

    (1) Serena McDermott and Jennifer Gentry v. Cracker Barrel Old Country Store, Inc., 4:99-CV-0001-HLM (United States District Court for the Northern District of Georgia ("NDG")), a collective action under the federal Fair Labor Standards Act involving approximately 10,000 opt-in plaintiffs ("McDermott");
    (2) Kelvis Rhodes, Maria Stokes et al. v. Cracker Barrel Old Country Store, Inc., 4:99-CV-217-HLM (NDG), an action under Title VII of the Civil Rights Act of 1964 and Section 1981 of the Civil Rights Act of 1866 involving 13 individual plaintiffs;
    (3) Flounice Stanley, Calvin Slack et al. v. Cracker Barrel Old Country Store, Inc., 4:01-CV-326-HLM (NDG), a collective action under the FLSA involving 3 remaining individual plaintiffs;
    (4) National Association for the Advancement of Colored People, Betty Thomas et al. v. Cracker Barrel Old Country Store, Inc.,
              4:01-CV-325-HLM (NDG), an action under Title II of the Civil Rights Act of 1964 and Section 1981 of the Civil Rights Act of 1866 involving 40 individual plaintiffs ("Thomas"), and of these 40 individual plaintiffs, 2 have elected not to participate in the settlement; and
    (5) actions similar to Thomas brought by 62 individual plaintiffs in Arkansas, North Carolina and Mississippi.

     Cracker Barrel has agreed to make payments totaling $8.7 million, including all attorneys' fees, in complete settlement of the above described litigation. Of that amount, $3.5 million pre-tax was previously accrued in fiscal 2001 when Cracker Barrel made offers of judgment in the McDermott case.

     As previously reported, Cracker Barrel entered into a consent order with the U.S. Department of Justice resolving allegations similar to Thomas. Cracker Barrel is currently implementing that consent order. Cracker Barrel did not admit any wrongdoing and expressly denied wrongdoing. Cracker Barrel reached agreement in order to avoid expensive and protracted litigation. The Company views the settlements as prudent actions that are in the best interests of the Company, its employees, its shareholders, and its guests.

     These settlements will result in an after tax charge to net income of approximately $3.3 million, or approximately $0.07 per diluted share, in the fourth quarter of the fiscal year ended July 30, 2004. The total incremental cost of these settlements, however, is believed to be less than the potential expense of continuing to litigate and bringing these cases to conclusion. This charge was not included in the Company's previously announced guidance of expected diluted net income per share of $0.65-$0.68 for the fourth quarter. See
Exhibit 99 to the Company's Current Report on Form 8-K filed with the Commission on June 17, 2004, which by this reference is incorporated herein as if copied verbatim. Likewise, this charge does not account for the possible effects of any insurance recoveries that might be received. The Company considers it premature to estimate what those amounts might be, if any.

     See the press release issued by Cracker Barrel  furnished hereto as Exhibit
99.2 and incorporated by reference as if fully set forth herein.


Item 9.01.  Financial Statements and Exhibits.

(a) Financial Statements. None

(b) Pro Forma Financial Information. None

(c) Exhibits.

     99.1 Press Release issued by CBRL Group, Inc. dated September 9, 2004.

     99.2 Press Release issued by Cracker Barrel Old Country Store, Inc. dated September 9, 2004.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 9, 2004                CBRL GROUP, INC.


                                         By: James F. Blackstock
                                            ------------------------------------
                                         Name: James F. Blackstock
                                         Title: Senior Vice President, General
                                                Counsel and Secretary